EXHIBIT 10.3

SECOND AMENDMENT TO MULTI-TENANT OFFICE LEASE

This SECOND AMENDMENT TO MULTI-TENANT OFFICE LEASE (this “Second Amendment”) dated for reference purposes only as of September 30, 2012, is entered into by and between LBA REALTY FUND III - COMPANY VII, LLC, a Delaware limited liability company (“Landlord”), and INPHI CORPORATION, a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Pursuant to that certain Multi-Tenant Office Lease (FSG) dated June 4, 2010 (the “Original Lease”), by and between Landlord and Tenant, as amended by that certain First Amendment to Multi-Tenant Office Lease dated March 7, 2011 (“First Amendment”) (the Original Lease, as amended by the First Amendment, is referred to herein as the “Lease”), Tenant currently leases from Landlord those certain premises commonly known as Suite 100 containing approximately 29,090 rentable square feet (the “Current Premises”) within the “Building” located at 112 South Lakeview Canyon Road, Westlake Village, California.

B. The Lease by its terms shall expire on December 31, 2016 (“Prior Expiration Date”), and the parties desire to extend the Term of the Lease on the following terms and conditions.

C. The parties desire to amend the Lease in order to provide, among other things, for Tenant to expand the Current Premises, and to extend the term of the Lease upon the terms and conditions set forth below.

D. Capitalized terms not defined herein have the meanings given to such terms in the Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Second Amendment and other good and valuable consideration, the receipt and sufficiency of such are hereby acknowledged, Landlord and Tenant hereby agree as follows:

A G R E E M E N T:

1. Expansion of Premises. Tenant hereby agrees to lease from Landlord, and Landlord hereby agrees to lease to Tenant, (i) those certain premises commonly known as Suite 180 containing approximately 10,905 rentable square feet as shown on Exhibit A attached hereto (the “Expansion Space A”), and (ii) those certain premises containing approximately 527 rentable square feet as shown on Exhibit A attached hereto (the “Expansion Space B”), on the terms and conditions hereinafter set forth. Expansion Space A and Expansion Space B are sometimes referred to herein, collectively, as the “Expansion Space.” As of the Expansion Space Commencement Date (as defined in Section 2 below), Exhibit A attached hereto showing the Expansion Space is hereby incorporated into and made a part of the Lease, and all references in the Lease to the defined term “Premises” shall mean and refer to the Current Premises plus the

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Expansion Space. Tenant’s use and occupancy of the Expansion Space shall be in accordance with all of the terms and conditions of the Lease, as amended by this Second Amendment (the “Amended Lease”).

2. Term. The Term of the Lease shall be modified as follows (the “Modified Term”):(i) as to the Expansion Space, the Term of the Lease shall be for a sixty (60) month period commencing on January 1, 2013 (“Expansion Space Commencement Date”), (ii) as to the Current Premises, the Term of the Lease shall be extended for a twelve (12) month period commencing on January 1, 2017, and (iii) as to both the Current Premises and the Expansion Space, the Term of the Lease shall expire on December 31, 2017 (the “Modified Expiration Date”).

3. Early Access. So long as Landlord has received from Tenant certificates reasonably satisfactory to Landlord evidencing the insurance required to be carried by Tenant under the Amended Lease, Landlord shall deliver possession of the Expansion Space to Tenant no later than the next business day following the full execution and delivery of this Second Amendment. Tenant’s use and occupancy of the Premises prior to the Expansion Space Commencement Date (the “Early Access Period”) shall be for the purposes of constructing the “Tenant’s Work” (as defined in Exhibit B attached hereto) and installing Tenant’s furniture, fixtures, equipment and cabling in the Expansion Space and shall be subject to all terms and conditions of this Amended Lease; provided, however, that except as set forth in Section 4 below, Tenant shall not be obligated to pay Rent, Operating Expenses, Taxes, Insurance Costs and Utilities Costs for the Expansion Space during the Early Access Period until the Expansion Space Commencement Date unless Tenant commences to conduct business in the Expansion Space prior to the Expansion Space Commencement Date.

4. Monthly Base Rent for the Expansion Space. Prior to the Expansion Space Commencement Date, Tenant shall pay Monthly Base Rent for the Current Premises pursuant to the terms of the Lease. Notwithstanding anything in the Lease to the contrary, effective as of the Expansion Space Commencement Date and continuing for the duration of the Modified Term, subject to Section 6 below, Tenant shall pay Monthly Base Rent for the Expansion Space to Landlord in accordance with the following schedules:

Months or Period*	Suite 180 (Expansion Space A) Monthly Base Rent**
1/1/13 – 12/31/13	$24,536.25 ($2.25/RSF	)
1/1/14 – 12/31/14	$25,272.34 ($2.32/RSF	)
1/1/15 – 12/31/15	$26,030.51 ($2.39/RSF	)
1/1/16 – 12/31/16	$26,811.42 ($2.46/RSF	)
1/1/17 – 12/31/17	$27,615.77 ($2.53/RSF	)

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Months or Period*	Expansion Space B Monthly Base Rent**
1/1/13 – 12/31/13	$948.60 ($1.80/RSF	)
1/1/14 – 12/31/14	$977.06 ($1.85/RSF	)
1/1/15 – 12/31/15	$1,006.37 ($1.91/RSF	)
1/1/16 – 12/31/16	$1,036.56 ($1.97/RSF	)
1/1/17 – 12/31/17	$1,067.66 (2.03/RSF	)

*	Months are measured from the Expansion Space Commencement Date. If Tenant commences to conduct business from the Expansion Space prior to the Expansion Space Commencement Date, Tenant shall pay Monthly Base Rent for the Expansion Space equal to $2,865.50 ($0.25 per rentable square foot) until the Expansion Space Commencement Date.
**	Commencing on the first anniversary of the Expansion Space Commencement Date and each anniversary of the Expansion Space Commencement Date thereafter during the Modified Term, Monthly Base Rent payable for the Expansion Space shall increase by three percent (3%) per annum in accordance with the schedules set forth above.

5. Monthly Base Rent for the Current Premises. Up to and including the Prior Expiration Date, Tenant shall pay Monthly Base Rent for the Current Premises pursuant to the terms of the Lease. Notwithstanding anything in the Lease to the contrary, effective as of January 1, 2017 and continuing for the duration of the Modified Term, the Monthly Base Rent for the Current Premises payable by Tenant shall increase by three percent (3%) over the then-current Monthly Base Rent payable by Tenant in accordance with the following schedule:

Months or Period	Monthly Base Rent
1/1/17 – 12/31/17	$66,034.30 ($2.27/RSF	)

6. Rent Abatement. Provided Tenant is not in default under this Lease beyond any applicable notice and cure period, Landlord hereby agrees to (i) abate in full Tenant’s obligation to pay Monthly Base Rent for Expansion Space A during months one (1) through seven (7) of the Modified Term (i.e., January 1, 2013 – July 31, 2013, during which period, Monthly Base Rent for Expansion Space A shall be $0.00) commencing on the Expansion Space Commencement Date, (ii) abate by fifty percent (50%) Tenant’s obligation to pay Monthly Base Rent for Expansion Space A during the month of August 2013, and Monthly Base Rent for Expansion Space A shall be $12,268.13 for such month, (iii) abate in full Tenant’s obligation to pay Monthly Base Rent for Expansion Space B during months one (1) through four (4) of the Modified Term (i.e., January 1, 2013 – April 30, 2013, during which period, Monthly Base Rent for Expansion Space B shall be $0.00) commencing on the Expansion Space Commencement

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Date, (iv) abate by fifty percent (50%) Tenant’s obligation to pay Monthly Base Rent for Expansion Space B during the month of May 2013, and Monthly Base Rent for Expansion B shall be $474.30 for such month, and (v) abate in full Tenant’s obligation to pay Monthly Base Rent for the Current Premises during the month of December 2012, and Monthly Base Rent for the Current Premises shall be $0.00 for such month. During such abatement periods, Tenant will still be responsible for the payment of all other monetary obligations under the Lease.

7. Permitted Use. The Permitted Use for the Expansion Space shall be asset forth in Section 1.10 of the Lease.

8. Tenant’s Percentage and Base Year. For purposes of calculating Tenant’s obligation to pay Excess Expenses, Excess Taxes, Excess Insurance Costs and Excess Utilities Costs for the Expansion Space, “Tenant’s Percentage” with respect to Expansion Space A and Expansion Space B shall be 4.2% and 0.2%, respectively, and the “Base Year” with respect to Expansion Space A and Expansion Space B only shall be 2013. Tenant shall continue to pay Additional Rent with respect to the Current Premises in accordance with the terms of the Lease and the Base Year for the Current Premises shall remain as 2011.

9. Condition of the Current Premises. Tenant acknowledges that it is presently in possession of the Current Premises and is fully aware of the condition of the Current Premises. Tenant acknowledges that Landlord shall not be obligated to refurbish or improve the Current Premises in any manner whatsoever or to otherwise provide funds for the improvement of the Current Premises in conjunction with the Modified Term. Tenant further acknowledges that except as expressly provided in the Lease or this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Current Premises, the improvements, refurbishments, or alterations therein, or the Building or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease.

10. Condition of the Expansion Space. Tenant acknowledges that it has been given the opportunity to inspect the condition of the Expansion Space and the Storage Space. Tenant further acknowledges that except as otherwise expressly set forth herein, Landlord shall not be obligated to refurbish or improve the Expansion Space in any manner whatsoever or to otherwise provide funds for the improvement of the Expansion Space in conjunction with the Modified Term, and Tenant hereby accepts the Expansion Space “AS-IS” subject to any Landlord’s obligations to maintain or repair the Premises set forth in the Lease. Tenant further acknowledges that except as expressly provided in the Lease and this Second Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Space, the improvements, refurbishments, or alterations therein, or the Building or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Second Amendment. Tenant shall, using Building standard materials, finishes and specifications and/or materials, finishes and specifications that are comparable in quality to those located in the Current Premises, perform the Tenant’s Work, as further described in the Work Letter attached hereto as Exhibit B. For Expansion Space A only, Landlord hereby grants to Tenant an allowance of up to $283,530.00

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($26.00 per rentable square foot of Expansion Space A) (the “Allowance”), to be applied as provided in the Work Letter. Notwithstanding the foregoing, Landlord shall deliver the Expansion Space to Tenant (i) in compliance with all applicable building, safety and other applicable laws, codes and regulations, including the ADA (which may, if required by applicable governmental authority, include seismic retrofit above the ceiling, and any fire line safety requirements), (ii) in broom clean condition, and (iii) with all the Building systems servicing the Expansion Space in good working order. Further, Landlord, at Landlord’s cost and separate from the Allowance, shall be responsible for (i) any work related to the existing raised floor in the Expansion Premises required to comply with applicable laws, code or regulation, and (ii) separating the electrical and HVAC systems servicing the Expansion Space from the existing electrical and HVAC systems servicing the remainder of Suite 180 leased to General Dynamics. Landlord shall identify for Tenant and Tenant’s contractor any existing cabling that shall not be removed from the Expansion Space. Subject to the foregoing, Tenant shall, at Tenant’s cost, be responsible for removal of existing cabling. Landlord, at Landlord’s cost and separate from the Allowance, shall be responsible for providing a code approved exit path, if required by applicable governmental authority, from the General Dynamics space that does not interfere with the use of the Expansion Space. Landlord, in addition to and separate from the Allowance, shall be responsible for any costs associated with (x) any work required by a governmental agency outside the Premises and in the Building common areas (including restrooms) in order to comply with any laws and codes prior to the Expansion Space Commencement Date, and (y) any latent defects in the Building systems. Landlord, at Landlord’s cost, shall construct in Expansion Space B an enclosure around the existing conduit tray that will have secure access for Landlord when needed, subject to 24-hour prior notice to Tenant, and secure the existing door located in Expansion Space B.

11. Storage Space. Landlord hereby grants to Tenant a license (the “Storage License”) to use that certain storage space containing approximately 1,247 rentable square feet located on the second floor of the Building located within Suite 240 as shown on Exhibit A-1 attached hereto (the “Storage Space”) in accordance with the terms of this Section 11 and the Amended Lease. Tenant shall use the Storage Space only for storage incidental to its occupancy of the Premises and for no other use or purpose. The term of the Storage License (the “License Term”) shall be month-to-month, commencing on the date which is thirty (30) days following Landlord’s delivery of possession of the Storage Space to Tenant (the “Storage Space Commencement Date”) and expiring on the date that is sixty (60) days after delivery of written notice of termination of the License from Landlord or Tenant to the other, but in no event later than the expiration of the Modified Term. Commencing on the Storage Space Commencement Date, Tenant shall pay a license fee for the Storage Space in the amount of $623.50 ($0.50 per rental square foot per month) (the “License Fee”) for the first twelve (12) months following the Storage Space Commencement Date. Commencing on the first anniversary of the Storage Space Commencement Date on each anniversary of the Storage Space Commencement Date thereafter, the License Fee shall increase by three percent (3%) per annum. The License Fee shall be paid by Tenant to Landlord as Additional Rent concurrently with each monthly installment of Monthly Base Rent under the Lease. In addition to the License Fee, commencing on the Storage Space Commencement Date, Tenant shall pay to Landlord, as Additional Rent with respect to the Storage Space during the License Term: (a) 0.48% of the Operating Expenses in excess of the Operating Expenses for the Base Year; (b) 0.48% of the Taxes in excess of the Taxes for the Base Year; (c) 0.48% of the Insurance Costs in excess of the Insurance Costs for the Base Year;

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and (d) 0.48% of the Utilities Costs in excess of Utilities Costs for the Base Year. For purposes of this Section 11, the Base Year shall be 2013 for the Storage Space. Landlord shall deliver the Storage Space to Tenant in its “AS-IS” condition (subject to any Landlord’s obligations to maintain and repair the Premises under the Lease and provided that all Building systems servicing the Storage Space shall be in good working order and condition), the next business day following the full execution of this Second Amendment, provided Tenant has furnished to Landlord certificates and/or other evidence satisfactory to Landlord of the insurance that Tenant is required to carry hereunder. All of the other terms and provisions of the Lease that apply to the Premises shall apply to the Storage Space.

12. Prepaid Rent, Security Deposit and Letter of Credit. Tenant has previously deposited a Security Deposit in the amount of $215,266.00 (“Existing Security Deposit”), consisting of a cash security deposit in the amount of $63,998.00, and a Letter of Credit in the amount of $151,268.00, as security for the full and faithful performance by Tenant of the terms, covenants and conditions of the Amended Lease to be performed by Tenant, as provided in Article 6 of the Lease. Concurrently with Tenant’s delivery of an executed Second Amendment, Tenant shall deliver (i) a check in the amount of $25,964.85 which represents the first month’s Monthly Base Rent and License Fee for the Expansion Space and the Storage Space, respectively, and (ii) an additional security deposit in the amount of $28,683.43 (the “Additional Security Deposit”), as security for the full and faithful performance by Tenant of the terms, covenants and conditions of the Amended Lease to be performed by Tenant, as provided in Article 6 of the Lease. The Additional Security Deposit shall be added to the Existing Security Deposit so that the total Security Deposit held by Landlord pursuant to the terms of the Lease shall be $243.949.43. The term “Security Deposit,” as used in the Amended Lease, shall mean, collectively, the Existing Security Deposit and the Additional Security Deposit.

13. Parking. Prior to the Expansion Space Commencement Date, Tenant shall continue to have the right to use the parking spaces for the Current Premises as set forth in the Lease. As of the Expansion Space Commencement Date, Tenant shall have the right to use up to four (4) unreserved parking space per 1,000 rentable square feet leased for Expansion Space A (i.e., an additional forty-three (43) spaces), free of charge, subject to the terms of the Amended Lease (the “Expansion Space Parking”). Landlord shall provide, and mark as “reserved” for Tenant’s exclusive use, from the Expansion Space Parking, three (3) reserved parking spaces for use by Tenant’s visitors and/or employees in the locations shown in Exhibit C hereto.

14. Additional Amenities. The following is hereby added to the end of Section 1.29 of the Lease: “Tenant acknowledges and agrees that there is a one-time administrative fee of $25 per key card per employee for access to the Gym in connection with any new key cards requested and received by Tenant following the full execution and delivery of this Second Amendment.”

15. Authority. Each signatory of this Second Amendment on behalf of each of Landlord and Tenant represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

16. Broker. Tenant and Landlord represent and warrant to each other that, other than NAI Capital, Inc. (“Landlord’s Broker”), representing Landlord, and Cresa Partners (“Tenant’s

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Broker”), representing Tenant, no broker, agent or finder, negotiated or was instrumental in negotiating or consummating this Second Amendment. Landlord shall pay a real estate brokerage commission to Landlord’s Broker and Tenant’s Broker pursuant to the terms of a separate agreement. Tenant further agrees to defend, indemnify and hold harmless Landlord from and against any claim for commission or finder’s fee by any person or entity other than Tenant’s Broker who claims or alleges that they were retained or engaged by Tenant or at the request of Tenant in connection with this Second Amendment. Landlord further agrees to defend, indemnify and hold harmless Tenant from and against any claim for commission or finder’s fee by any person or entity other than Landlord’s Broker who claims or alleges that they were retained or engaged by Landlord or at the request of Landlord in connection with this Second Amendment.

17. No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Second Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Second Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall apply and govern the parties. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date set forth above.

Tenant:

INPHI CORPORATION, a Delaware corporation

By:	/s/ John S. Edmunds
Name:	John S. Edmunds
Its:	CFO

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

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Landlord:

LBA REALTY FUND III-COMPANY VII, LLC, a Delaware limited liability company

By:	LBA Realty Fund III, L.P., a Delaware limited partnership, its sole Member and Manager

	By:	LBA Management Company III, LLC, a Delaware limited liability company, its General Partner

		By:	LBA Realty LLC, a Delaware limited liability company, its Manager

			By:	LBA Inc., a California corporation, its Managing Member

				By:	/s/ Steven R. Briggs
				Name:	Steven R. Briggs
				Title:	Authorized Signatory

For LBA Office Use Only: Prepared & Reviewed by: /s/ LBA

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EXHIBIT A

EXPANSION SPACE AND STORAGE SPACE

EXPANSION SPACE A

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EXHIBIT A

EXHIBIT A

EXPANSION SPACE AND STORAGE SPACE (cont.)

EXPANSION SPACE B

SUITE
PBX

FLOOR 1

112 S. Lakeview Cyn Rd
112 S. Lakeview Canyon Rd
Westlake Village, CA 91362

FINAL

Suite#: PBX
ID#: 1-48
Date: 9/24/12

Tenant: Inphi Corporation

Current
Lease : N/A

Suite Usable:	446.7
Corridor Ext:	0.0
Usable:	447
Rentable:	527

STEVENSON SYSTEMS INC.
stevensonsystems.com
112LA
©1986-2012 ALL RIGHTS RESERVED

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EXHIBIT A

EXPANSION SPACE AND STORAGE SPACE (cont.)

STORAGE SPACE

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EXHIBIT B

WORK LETTER

[TENANT BUILD W/ALLOWANCE]

1. TENANT IMPROVEMENTS. Defined terms which are used in this Work Letter without definition have the meanings given to them in the Lease. As used in this Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” or “Tenant’s Work” means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below, including those improvements to be located in the Expansion Space and/or the Current Premises. Tenant shall use commercially reasonable efforts to substantially complete the Tenant Improvements on or before January 1, 2013, subject to Landlord Delay (as defined below) and Force Majeure.

2. WORK SCHEDULE. Prior to commencing construction, Tenant will deliver to Landlord, for Landlord’s review and approval, a schedule (“Work Schedule”), which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements.

3. CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter: Mike DeArmey.

Tenant hereby appoints the following person(s) as Tenant’s representatives (collectively “Tenant’s Representative”) to act for Tenant in all matters covered by this Work Letter: John Edmunds and Marilyn Passanante of Inphi Corporation. Furthermore, Tenant reserves the right to appoint a project manager to be engaged by Tenant as an additional Tenant Representative.

All communications with respect to the matters covered by this Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4. TENANT IMPROVEMENT PLANS.

(a) Preparation of Space Plans. Tenant shall prepare a preliminary space plan depicting the layout and the Tenant Improvements for the Expansion Space which shall be submitted to Landlord for Landlord’s approval (the “Space Plans”), which approval shall not unreasonably withheld, conditioned or delayed; provided, however, so long as (i) the Space Plans are substantially consistent with the type of improvements located in the Current Premises (the “Current Premises Improvements”), (ii) the Tenant Improvements do not involve structural or exterior modifications of the Expansion Space, (iii) the Tenant Improvements do not adversely affect the Building structure, systems, utilities, common area or other tenants of the Building, and (iv) the Tenant Improvements depicted in the Space Plans comply with the terms of Section 4(c) of this Exhibit B below. Landlord shall approve or reasonably disapprove the Space

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EXHIBIT B

Plans within five (5) business days following Landlord’s receipt of said Space Plans. If Landlord fails to respond within such five (5) business-day period, Landlord shall be deemed to have approved the Space Plans.

(b) Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, Tenant’s architect and engineer, as necessary, will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Expansion Space (collectively, the “Final Plans”). The Final Plans will show (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Expansion Space; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements for the Expansion Space. The Final Plans will be submitted to Landlord for approval to confirm that they are consistent with the Space Plans. Landlord shall approve or reasonably disapprove the Final Plans (or revisions thereto, if Landlord has previously requested revisions) within five (5) business days following Landlord’s receipt of the Final Plans. If Landlord reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Landlord agrees to advise Tenant in writing of such disapproval and the reasons therefor. In accordance with the Work Schedule, Tenant will then cause Tenant’s architect and/or engineer to redesign the Final Plans incorporating the revisions reasonably requested by Landlord so as to make the Final Plans consistent with the Space Plans.

(c) Requirements of Tenant’s Final Plans. Tenant’s Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) if not comprised of the Building standards set forth in the written description thereof (the “Standards”), a copy of which Standards have been delivered to Tenant pursuant to Exhibit C of the Lease, then compatible with and of at least equal quality as the Standards and reasonably approved by Landlord or of similar or comparable nature as the Current Premises Improvements; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level specified in the Lease and will not overload the Building floors (unless properly reinforced by Tenant as part of the Tenant Improvements); and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as reasonably determined by Landlord.

(d) Submittal of Final Plans. Once approved by Landlord and Tenant, Tenant’s architect or contractor will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Tenant’s architect, with Landlord’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes, if any.

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EXHIBIT B

(e) Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell (to the extent such changes are not required as a result of any existing violation of law or any existing latent or patent defect, or any Landlord’s obligation under Section 10 of the Second Amendment), the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the “Allowance” with Tenant’s review and written authorization, as described in Section 5 below.

(f) Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Tenant will submit to Landlord a written estimate of the cost to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the “Work Cost Estimate”). If the total costs reflected in the Work Cost Estimate or the total actual costs of Tenant’s Work exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess.

5. PAYMENT FOR THE TENANT IMPROVEMENTS.

(a) Allowance. Landlord hereby grants to Tenant an Allowance as referenced in Section 10 of the Second Amendment. The Allowance is to be used only for:

(i) Payment of the cost of preparing the Space Plans and the Final Plans, including any Space Plans and Final Plans which may include certain work in the Current Premises, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans, project management fees and fees and charges for other consultants or engineers.

(ii) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii) Construction of the Tenant Improvements, including, without limitation, the following:

(aa) Installation within the Expansion Space and/or Current Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Expansion Space and/or Current Premises;

(cc) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Expansion Space and/or Current Premises, including the cost of meter and key control for after-hour air conditioning;

(dd) Any additional improvements to the Expansion Space and/or Current Premises required for Tenant’s use of the Expansion Space and/or Current Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

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EXHIBIT B

(ee) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Expansion Space and/or Current Premises;

(ff) All plumbing, fixtures, pipes and accessories necessary for the Expansion Space and/or Current Premises;

(gg) Testing and inspection costs;

(hh) Fees and costs attributable to general conditions associated with the construction of the Tenant Improvements;

(ii) The cost of any changes in the base Building when such changes are required by the Final Plans (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

(jj) The cost of any changes to the Final Plans or Tenant Improvements required by all applicable building codes;

(kk) Payment of the fees of the architect and engineer and fees of Tenant’s consultants for project management, plan check expeditor and other engineers and/or consultants; and

(ll) Voice, data communication, audio visual, and security cabling costs.

(iv) All costs incurred by Landlord for construction of elements of the Tenant Improvements in the Expansion Space and/or Current Premises, which construction was performed by Landlord prior to the execution of this Lease by Landlord and Tenant and which construction is for the benefit of tenants and is customarily performed by Landlord prior the execution of leases for space in the Building for reasons of economics (examples of such construction would include, but not be limited to, the extension of mechanical [including heating, ventilating and air conditioning systems] and electrical distribution systems outside of the core of the Building, wall construction, column enclosures and painting outside of the core of the Building, ceiling hanger wires and window treatment).

In addition, Tenant, as part of the Allowance and the Tenant Improvements, and subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed (which shall include but not limited to location, structural design, design control, etc.) and approval by the City of Thousand Oaks and any other governmental authorities having jurisdiction thereon, shall have right to (a) create an opening(s) from the Current Premises into Expansion Space B by partially or entirely removing the existing walls that separate the Current Premises from the Expansion Space B, (b) replace the existing nitrogen tanks with a nitrogen generator to be located in the same electrical room, including any necessary ventilation as required by code and required conduits and/or connections for such nitrogen generator, and (c) install a double door

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EXHIBIT B

entry into Expansion Space A off the Building’s main lobby in a location reasonably determined by Landlord. Tenant shall have the right to install additional HVAC equipment, if required for Tenant’s use of the Expansion Space, similar to the existing HVAC equipment that serves the Current Premises, subject to Landlord’s prior written consent, which shall not be unreasonably withheld. Landlord shall have the right to reasonably approve, among other things, the type (including manufacturer, model and warranty), size, location, and screening of such additional HVAC Equipment. Tenant may connect the HVAC distribution system in the Expansion Space to the HVAC equipment that serves the Current Premises or any new equipment installed by Tenant in the Tenant’s Expansion Space Equipment Area to serve the Expansion Space, subject to applicable code and governmental approval, and Landlord’s prior written consent, which shall not be unreasonably withheld.

(b) Changes. Any material changes to the Final Plans shall be subject to Landlord’s prior approval, and shall be approved by Landlord and Tenant in the manner set forth in Section 4 above of this Work Letter. Tenant shall be solely responsible for any additional costs associated with such Tenant-initiated changes to the extent the cost of the Tenant Improvements exceed the Allowance.

(c) Governmental Cost Increases. If increases in the cost of the Tenant Improvements are due to requirements of any governmental agency triggered solely by the Tenant Improvements (as opposed to any failure of the Expansion Space, the Common Areas of the Project or any of Landlord’s Work to comply with applicable Laws including applicable building codes and ADA, or due to an obligation of Landlord pursuant to Section 10 of this Second Amendment), Tenant shall be solely responsible for such additional costs; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance.

(d) Unused Allowance Amounts. Provided Tenant is not in default under the Lease beyond applicable notice and cure periods, any unused portion of the Allowance upon completing of the Tenant Improvements (the “Excess Allowance”) may be applied against Rent next due from Tenant to Landlord, and/or payment of Tenant’s telecommunications cabling, supplemental security system, furniture, fixtures and equipment, signage and moving costs, until exhausted (the “Applied Allowance”); provided, however, Tenant shall deliver documentation of such costs and Tenant’s payment therefor prior to Landlord’s disbursement of any Excess Allowance.

(e) Disbursement of the Allowance. Provided Tenant is not in default following the giving of notice and passage of any applicable cure period under the Lease or this Work Letter, Landlord shall disburse the Allowance to Tenant to reimburse Tenant for the actual construction costs which Tenant incurs in connection with the construction of the Tenant Improvements on a monthly basis as to the portion of the Tenant’s Work completed and for which Evidence of Completion and Payment has been received by Landlord. The appropriate portion of the Allowance shall be disbursed to Tenant only within fifteen (15) days after the satisfaction of the following conditions to disbursement (the “Evidence of Completion and Payment”):

(A) Tenant has delivered to Landlord a draw request (“Draw Request”) in the form attached hereto as Exhibit B-1 with respect to the Improvements specifying that the requisite portion of Tenant’s Work has been completed, together with invoices, receipts and bills evidencing the costs and expenses set forth in such Draw Request and evidence

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EXHIBIT B

of payment by Tenant for all costs which are payable in connection with such Tenant’s Work covered by the Draw Request The Draw Request shall constitute a representation by Tenant that the Tenant’s Work identified therein has been completed in a good and workmanlike manner and in accordance with the Final Plans and the Work Schedule and has been paid for;

(B) Tenant’s Representative or the project manager has certified to Landlord that the Tenant Improvements have been completed to the level indicated in the Draw Request in accordance with the Final Plans and in a good and workmanlike manner;

(C) Tenant has delivered to Landlord such other evidence of Tenant’s payment of the general contractor and subcontractors for the portions of Tenant’s Work covered by the Draw Request and the absence of any liens generated by such portions of the Tenant’s Work as may be required by Landlord (i.e., either unconditional lien releases in accordance with California Civil Code Section 3262 or release bond(s) in accordance with California Civil Code Sections 3143 and 3171); provided, however, for the initial Draw Request for Tenant’s Work covered by such Draw Request, only conditional releases from Tenant’s contractor and subcontractors shall be request, and all subsequent Draw Requests will include conditional releases for that Draw Request and unconditional releases for the portion of Tenant’s Work for which disbursement was made pursuant to the previous Draw Request;

(D) Landlord or Landlord’s architect or construction representative has inspected the Tenant Improvements and reasonably determined that the portion of Tenant’s Work covered by the Draw Request has been completed in a good and workmanlike manner;

(iv) The final disbursement of the balance of the Allowance shall be disbursed to Tenant within fifteen (15) days after Landlord has received Evidence of Completion and Payment as to all of Tenant’s Work as provided hereinabove and the following conditions have been satisfied:

(A) Thirty (30) days shall have elapsed following filing of a valid notice of completion by Tenant for the Tenant Improvements;

(B) Building permit card with final building inspections and sign-offs and a temporary certificate of occupancy for the Tenant Improvements and the Expansion Space and/or the Current Premises, as applicable, has been issued by the appropriate governmental body; and

(C) Tenant has delivered to Landlord: (i) properly executed mechanics lien releases from all of Tenant’s contractors, agents and suppliers in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord; (ii) an application and certificate for payment (AIA form G702-1992 or equivalent) signed by Tenant’s architect/space planner; (iii) original stamped

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EXHIBIT B

building permit plans; (iv) copy of the building permit; (v) original stamped building permit inspection card with all final sign-offs; (vi) a reproducible copy (in a form approved by Landlord) of the “as-built” drawings of the Tenant Improvements; (vii) air balance reports; (viii) excess energy use calculations; (ix) one year warranty letters from Tenant’s contractors; (x) manufacturer’s warranties and operating instructions; and (xi) final punchlist completed and signed off by Tenant’s architect/space planner;

(D) Landlord has determined that no work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building;

(E) The satisfaction of any other reasonable requirements or conditions, if any, which are required or imposed by Landlord’s lender with respect to the construction of the Tenant Improvements and for which Landlord has provided Tenant notice upon receipt of Tenant’s first draw request; and

(F) Tenant has delivered to Landlord evidence satisfactory to Landlord that all construction costs in excess of the Allowance have been paid for by Tenant.

Tenant agrees to pursue diligently receipt of a final certificate of occupancy following completion of the Tenant Improvements.

(g) Books and Records. At its option, Landlord, at any time within six (6) months after final disbursement of the Allowance to Tenant, and upon at least ten (10) days prior written notice to Tenant, may cause an audit to be made of Tenant’s books and records relating to Tenant’s expenditures in connection with the construction of the Tenant Improvements. Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least three (3) years. Tenant shall make available to Landlord’s auditor at the Premises within ten (10) business days following Landlord’s notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements.

6. CONSTRUCTION OF TENANT IMPROVEMENTS. Following Landlord’s approval of the Final Plans, Tenant’s contractor (selected as provided in Section 8(n) below) will commence and diligently proceed with the construction of the Tenant Improvements. Tenant shall use diligent efforts to cause its contractor to complete the Tenant Improvements in a good and workmanlike manner in accordance with the Final Plans and the Work Schedule. Tenant agrees to use diligent efforts to cause construction of the Tenant Improvements to commence promptly following the issuance of a building permit for the Tenant Improvements. Landlord shall have the right to enter upon the Expansion Space to inspect Tenant’s construction activities following reasonable advance notice Tenant.

7. INTENTIONALLY DELETED.

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EXHIBIT B

8. MISCELLANEOUS CONSTRUCTION COVENANTS.

(a) No Liens. Tenant shall not allow the Tenant Improvements or the Building or any portion thereof to be subjected to any mechanic’s, materialmen’s or other liens or encumbrances arising out of the construction of the Tenant Improvements.

(b) Diligent Construction. Tenant will promptly, diligently and continuously pursue construction of the Tenant Improvements to successful completion in full compliance with the Final Plans, the Work Schedule and this Work Letter. Landlord and Tenant shall cooperate with one another during the performance of Tenant’s Work to effectuate such work in a timely and compatible manner.

(c) Compliance with Laws. Tenant will construct the Tenant Improvements in a safe and lawful manner. Tenant shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. Copies of all filed documents and all permits and licenses shall be provided to Landlord. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, or not reasonably satisfactory to Landlord, shall be promptly repaired or replaced by Tenant at Tenant’s expense. Notwithstanding any failure by Landlord to object to any such Tenant Improvements, Landlord shall have no responsibility therefor.

(d) Indemnification. Subject to the terms of the Lease regarding insurance and waiver of subrogation by the parties, Tenant hereby indemnifies and agrees to defend and hold Landlord, the Premises and the Building harmless from and against any and all suits, claims, actions, losses, costs or expenses of any nature whatsoever, together with reasonable attorneys’ fees for counsel of Landlord’s choice, arising out of or in connection with the Tenant Improvements or the performance of Tenant’s Work (including, but not limited to, claims for breach of warranty, worker’s compensation, personal injury or property damage, and any materialmen’s and mechanic’s liens), except to the extent arising out of Landlord’s gross negligence or willful misconduct.

(e) Insurance. Construction of the Tenant Improvements shall not proceed without Tenant first acquiring workers’ compensation and commercial general liability insurance and property damage insurance as well as “All Risks” builders’ risk insurance, with minimum coverage of $2,000,000 or such other amount as may be approved by Landlord in writing and issued by an insurance company reasonably satisfactory to Landlord. In addition to the foregoing, at Landlord’s request, Tenant shall furnish to Landlord a completion and lien indemnity bond or other surety satisfactory to Landlord with respect to the performance of the Tenant Improvements. Not less than thirty (30) days before commencing the construction of the Tenant Improvements, certificates of such insurance shall be furnished to Landlord or, if requested, the original policies thereof shall be submitted for Landlord’s approval. All such policies shall provide that thirty (30) days prior notice must be given to Landlord before modification, termination or cancellation. All insurance policies maintained by Tenant pursuant to this Work Letter shall name Landlord and any lender with an interest in the Premises as additional insureds and comply with all of the applicable terms and provisions of the Lease relating to insurance.

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EXHIBIT B

Tenant’s contractor shall be required to maintain the same insurance policies as Tenant, and such policies shall name Tenant, Landlord and any lender with an interest in the Premises as additional insureds.

(f) Construction Defects. Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Tenant Improvements that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Expansion Space in general. Tenant shall indemnify, hold harmless and reimburse Landlord for any costs or expenses incurred by Landlord by reason of any defect in any portion of the Tenant Improvements constructed by Tenant or Tenant’s contractor or subcontractors, or by reason of inadequate cleanup following completion of the Tenant Improvements. Notwithstanding the foregoing, Landlord, at Landlord’s sole cost and expense, shall be solely responsible for the correction of, and Tenant shall have no indemnity or other obligation with respect to, any latent or patent defects in the Expansion Space or the Building apart from the Tenant Improvements, unless caused and/or aggravated by, or as a result of, the Tenant Improvements.

(g) Additional Services. If the construction of the Tenant Improvements shall require that additional services or facilities (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, or ordering of materials) be provided by Landlord, then Tenant shall pay Landlord for such items at Landlord’s cost or at a reasonable charge if the item involves time of Landlord’s personnel only. Electrical power and heating, ventilation and air conditioning shall be available to Tenant during normal business hours for construction purposes at no charge to Tenant. Tenant’s agents, contractors, subcontractors and furniture delivery agents shall be permitted to park at the Property at no charge to Tenant or such parties during construction of Tenant Improvements. Landlord shall allow Tenant’s general contractor to place a debris container in the parking lot adjacent to the Expansion Space (in a location designated by Landlord, in its sole discretion) for progressive debris removal during the construction of the Tenant Improvements, free of charge.

(h) Coordination of Labor. All of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to the any portion of the Property. Nothing in this Work Letter shall, however, require Tenant to use union labor.

(i) Work in Adjacent Areas. Any work to be performed in areas adjacent to the Expansion Space shall be performed only after obtaining Landlord’s express written permission, which shall not be unreasonably withheld, conditioned or delayed, and Landlord is given an opportunity to have an agent or employee of Landlord present.

(j) HVAC Systems. Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant.

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EXHIBIT B

(k) Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any default by Tenant following the giving of notice and the passage of any applicable cure period with respect to any portion of this Work Letter shall be deemed a breach of the Lease for which Landlord shall have all the rights and remedies as in the case of a breach of said Lease.

(l) Approval of Plans. Landlord will not check Tenant drawings for building code compliance. Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant’s responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters.

(m) Tenant’s Deliveries. Tenant shall deliver to Landlord, at least five (5) days prior to the commencement of construction of Tenant’s Work, the following information:

(i) The names, addresses, telephone numbers, and primary contacts for the general, mechanical and electrical contractors Tenant intends to engage in the performance of Tenant’s Work; and

(ii) The date on which Tenant’s Work will commence, together with the estimated dates of completion of Tenant’s construction and fixturing work.

(n) Qualification of Contractors. Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, shall have the right to select (a) its own Architect for the preparation of any space planning and/or construction documents, (b) a general contractor and/or subcontractors (union or non-union at Tenant’s sole option) and (c) its own project manager for the construction of the Tenant Improvements. All contractors engaged by Tenant shall be bondable, licensed contractors, capable of performing quality workmanship and working in harmony with Landlord’ s general contractor and other contractors on the job, if any, all as reasonably determined by Landlord and so as not to interfere with Landlord’s completion of Landlord’s Work. All work shall be coordinated with general construction work on the Site, if any.

(o) Warranties. Tenant shall cause its contractor to provide warranties for not less than one (1) year (or such shorter time as may be customary and available without additional expense to Tenant) against defects in workmanship, materials and equipment, which warranties shall run to the benefit of Landlord or shall be assignable to Landlord to the extent that Landlord is obligated to maintain any of the improvements covered by such warranties.

(p) Landlord’s Performance of Work. Within ten (10) working days after receipt of Landlord’s notice of Tenant’s failure to perform its obligations under this Work Letter, if Tenant shall fail to commence to cure such failure, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of Tenant’s Work which Landlord determines, in its reasonable discretion, should be performed immediately and on an emergency basis for the best interest of the Premises including, without limitation, work which pertains to structural components,

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EXHIBIT B

mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris; provided, however, Landlord shall use reasonable efforts to give Tenant at least ten (10) days prior notice to the performance of any of Tenant’s Work.

(q) As-Built Drawings. Tenant shall cause “As-Built Drawings” (excluding furniture, fixtures and equipment) to be delivered to Landlord and/or Landlord’s representative no later than sixty (60) days after the completion of Tenant’s Work. In the event these drawings are not received by such date, Landlord may, at its election, cause said drawings to be obtained and Tenant shall pay to Landlord, as additional rent, the cost of producing these drawings.

(r) Landlord Delay. The term “Landlord Delay” as used in this Work Letter shall mean (a) any failure of Landlord to provide the access or utilization of Building entries, loading docks, elevator service, utilities or other services as required by this Work Letter, after written notice of such failure and the passage of three (3) business days thereafter without cure, (b) any failure to Landlord to approve or reasonably disapprove any items within the timeframe required under this Work Letter, (c) any delay by Landlord in delivering the Expansion Space or portions thereof by the date required under this Second Amendment, and (d) any other delay caused by Landlord, or its respective agents, contractors, employees, or servants, including Landlord’s inference with the construction of the Tenant Improvements, after written notice from Tenant of such failure and the passage of three (3) business days thereafter without cure or Landlord’s failure to deliver the Expansion Space as required in this Second Amendment. Notwithstanding the foregoing, Landlord Delays shall not include any delays directly resulting from a Tenant Delay, or any delays which do not actually and directly result in a delay in the substantial completion of Tenant’s Work from the date that Tenant’s Work would otherwise be substantially completed absent such delay. Each day of Landlord Delay shall delay by one day the Expansion Space Commencement Date. Should any such Landlord Delay occur, Landlord and Tenant shall execute and enter into an amendment to the Lease, promptly following the substantial completion of Tenant’s Work in the Expansion Space and/or the Current Premises, adjusting the Term of the Lease based upon a final reconciliation of the Expansion Space Commencement Date in accordance with the foregoing.

9. BUILDING SERVICES. Landlord shall not impose any direct charge to Tenant for any kind for profit, utilities, and use of parking or elevator, overhead or any construction or supervisory fee, in connection with the construction of the Tenant Improvements. Landlord shall provide at no charge to Tenant commercially reasonable quantities of HVAC and electricity usage during the construction of the Tenant Improvements. During construction of the Tenant Improvements, and subject to the terms of the Lease, Tenant shall provide and maintain to Landlord’s reasonable satisfaction, temporary restroom facilities (i.e., portable restrooms) for use by its contractors and subcontractors, in a location designated by Landlord. Tenant shall cause the temporary restroom facilities to be removed upon substantial completion of the Tenant Improvements.

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EXHIBIT B

EXHIBIT B-1

FORM OF DRAW REQUEST

[Tenant Letterhead]

DATE

Mr. Michael DeArmey

LBA Realty

17901 Von Karman Avenue, Suite 950

Irvine, CA 92614

RE:	Tenant Allowance Draw Request [123 Main Street]

Dear Michael:

Please consider this letter as a request for [reimbursement] in the amount of [$000.00] as stipulated in the Lease dated [            , 2012] for the tenant improvements at the above referenced location from the allowance of [000.00] which LBA made available to [Tenant] as part of the lease agreement between both companies.

The following documents are enclosed:

1.	Construction Company Inc. invoice

2.	Unconditional Waiver and Release on Progress Payment from Construction Company Inc. certifying receipt of funds paid by TENANT

Please remit the funds to our address:	LBA REALTY FUND III – COMPANY VII, LLC
ATTN: Mr. Michael DeArmey
17901 Von Karma Avenue, Suite 950
Irvine, CA 92614

Sincerely,

TENANT

Tenant Rep

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EXHIBIT B-1

EXHIBIT C

RESERVED PARKING SPACE PLAN

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EXHIBIT C